Exhibit 99.1

PRESS RELEASE

Allegiance Bancshares, Inc.

8847 West Sam Houston Parkway N., Suite 200

Houston, Texas 77040

ir@allegiancebank.com

ALLEGIANCE BANCSHARES, INC. REPORTS

SECOND QUARTER 2019 RESULTS

•	Record earnings of $14.2 million and diluted earnings per share of $0.66 for the second quarter 2019

•

Net interest margin increased to 4.33% for the second quarter 2019 from 4.31% for the first quarter 2019 (4.07% for the second quarter 2019 from 4.03% for the first quarter 2019 excluding purchase accounting adjustments on a Non-GAAP basis)

•	Completed share repurchase authorization of one million shares of common stock and approved a new one million share repurchase authorization

HOUSTON, July 26, 2019. Allegiance Bancshares, Inc. (NASDAQ: ABTX) ("Allegiance"), the holding company of Allegiance Bank (the "Bank"), today reported net income of $14.2 million and diluted earnings per share of $0.66 for the second quarter 2019 compared to $7.6 million and diluted earnings per share of $0.55 for the second quarter 2018.  Net income for the six months ended June 30, 2019 was $26.9 million, or $1.24 per diluted share, compared to $15.3 million, or $1.12 per diluted share, for the six months ended June 30, 2018.  The six months ended June 30, 2019 and 2018 results included $1.3 million and $625 thousand, respectively, of pre-tax acquisition and merger-related expenses.

“We are extremely pleased with our second quarter results, highlighting a period of execution on our strategic initiatives by Allegiance bankers that resulted in record quarterly earnings of $14.2 million,” said George Martinez, Allegiance’s Chairman and Chief Executive Officer.  “Our solid performance was driven by our talented Allegiance bankers, creating new and deepening existing relationships with our customers and achieving great results for our shareholders.  In addition, our experienced credit team has made significant progress toward the integration of one credit culture across Allegiance,” continued Martinez.

“We continue to maintain strong asset quality, capital levels and solid operating results, allowing us to invest in opportunities that drive future performance. During the first half of the year, our ongoing recruitment efforts added ten revenue producers as we continue to invest in future organic and market share growth.  Additionally, we completed our current stock buyback program of one million shares and authorized a new program of another one million shares, to provide flexibility as we work to optimize our capital structure.  We also made the strategic decision to exit the mortgage warehouse lending program which allows us to redirect operational resources to focus on our core lending. All of this points to the confidence we have in our employees and their ongoing ability to succeed in a highly competitive market, serve the growing needs of both customers and businesses of all sizes, and generate solid returns for our shareholders,” concluded Martinez.

Second Quarter 2019 Results

Net interest income before the provision for loan losses in the second quarter 2019 increased $17.8 million, or 63.8%, to $45.6 million from $27.8 million for the second quarter 2018 primarily due to a $1.56 billion, or 58.1%, increase in average interest-earning assets for the same period mainly due to the Post Oak Bancshares, Inc. acquisition during the fourth quarter of 2018 as well as organic growth for the year-over-year period.  Net interest income before provision for loan losses for the second quarter 2019 increased from $44.6 million in the first quarter 2019.  The net interest margin on a tax equivalent basis increased 12 basis points to 4.33% for the second quarter 2019 from 4.21% for the second quarter 2018 and increased 2 basis points from 4.31% for the first quarter 2019. Excluding the impact of acquisition accounting adjustments, the net interest margin on a tax equivalent basis for the second quarter 2019 would have been 4.07% compared to 4.03% for the first quarter 2019 and 4.18% for the second quarter 2018.

Noninterest income for the second quarter 2019 was $3.8 million, an increase of $2.0 million, or 113.0%, compared to $1.8 million for the second quarter 2018 and increased $556 thousand, or 16.9%, compared to $3.3 million for the first quarter 2019.  Noninterest income for the second quarter 2019 included $846 thousand of gain on the sale of securities and noninterest income associated with additional accounts from the Post Oak acquisition.

Noninterest expense for the second quarter 2019 increased $10.2 million, or 51.5%, to $30.1 million from $19.9 million for the second quarter 2018, and decreased $1.0 million, or 3.3%, from $31.1 million for the first quarter 2019. The increase over the prior year quarter was primarily due to additional expenses associated with increased headcount and branches from the Post Oak acquisition.

In the second quarter 2019, Allegiance’s efficiency ratio was 61.93% compared to 64.97% for the first quarter 2019 and 67.05% for the second quarter 2018.  Second quarter 2019 annualized returns on average assets, average equity and average tangible equity were 1.19%, 8.10% and 12.52%, respectively, compared to 1.08%, 7.27% and 11.22%, respectively, for the first quarter 2019.  Annualized returns on average assets, average equity and average tangible equity for the second quarter 2018 were 1.03%, 9.55% and 11.02%, respectively.

Six Months Ended June 30, 2019 Results

Net interest income before provision for loan losses for the six months ended June 30, 2019 increased $35.5 million, or 64.8%, to $90.2 million from $54.7 million for the six months ended June 30, 2018 primarily due to a $1.57 billion, or 59.3%, increase in average interest-earning assets over the prior year associated with the Post Oak acquisition.  The net interest margin on a tax equivalent basis increased 12 basis points to 4.32% for the six months ended June 30, 2019 from 4.20% for the six months ended June 30, 2018. Excluding the impact of acquisition accounting adjustments, the net interest margin for the six months ended June 30, 2019 would have been 4.05%, compared to 4.19% for the six months ended June 30, 2018.

Noninterest income for the six months ended June 30, 2019 was $7.1 million, an increase of $3.7 million, or 106.7%, compared to $3.5 million for the six months ended June 30, 2018 due primarily to additional noninterest income resulting from the Post Oak acquisition along with the gain on sale of securities.

Noninterest expense for the six months ended June 30, 2019 increased $22.6 million, or 58.6%, to $61.2 million from $38.6 million for the six months ended June 30, 2018.  The increase in noninterest expense over the six months ended June 30, 2018 was primarily due to additional expenses associated with increased headcount and branches along with merger-related expenses from the Post Oak acquisition.

Allegiance’s efficiency ratio decreased from 66.33% for the six months ended June 30, 2018 to 63.44% for the six months ended June 30, 2019. For the six months ended June 30, 2019, returns on average assets, average equity and average tangible equity were 1.14%, 7.69% and 11.87%, respectively, compared to 1.06%, 9.82% and 11.36%, respectively, for the six months ended June 30, 2018.

Financial Condition

Total assets at June 30, 2019 increased $25.4 million, or 0.5%, to $4.79 billion compared to $4.77 billion at March 31, 2019 and increased $1.83 billion, or 61.6%, compared to $2.97 billion at June 30, 2018, primarily due to the Post Oak acquisition and organic loan growth.

Total loans at June 30, 2019 increased $51.8 million, or 5.4% (annualized), to $3.86 billion compared to $3.81 billion at March 31, 2019 and increased $1.50 billion, or 63.6%, compared to $2.36 billion at June 30, 2018, primarily due to loans acquired in the Post Oak acquisition. Core loans, which exclude the mortgage warehouse portfolio, increased $42.4 million, or 4.5% (annualized), to $3.81 billion at June 30, 2019 from $3.77 billion at March 31, 2019 and increased $1.50 billion, or 65.2%, from $2.31 billion at June 30, 2018.  Excluding loans acquired from Post Oak at acquisition of $1.16 billion, core loans at June 30, 2019 increased $344.7 million, from June 30, 2018.

Deposits at June 30, 2019 increased $80.6 million, or 2.1%, to $3.86 billion compared to $3.78 billion at March 31, 2019 and increased $1.55 billion, or 66.9%, compared to $2.31 billion at June 30, 2018, primarily related to the Post Oak acquisition.

Asset Quality

Nonperforming assets totaled $37.7 million, or 0.79% of total assets, at June 30, 2019, compared to $33.8 million, or 0.71%, of total assets, at March 31, 2019, and $14.6 million, or 0.49% of total assets, at June 30, 2018. The allowance for loan losses was 0.72% of total loans at June 30, 2019, 0.71% of total loans at March 31, 2019 and 1.01% of total loans at June 30, 2018. The decrease in the allowance for loan losses as a percentage of loans from June 30, 2018 reflects the loans acquired in the Post Oak acquisition that were recorded at fair value without an allowance for loan losses at acquisition date.

The provision for loan losses for the second quarter 2019 was $1.4 million, or 0.15% (annualized) of average loans, compared to $1.0 million, 0.11% (annualized) of average loans, for the first quarter 2019 and $631 thousand, or 0.11% (annualized) of average loans, for the second quarter 2018.

Second quarter 2019 net charge-offs were $589 thousand, or 0.06% (annualized) of average loans, compared to net charge-offs of $210 thousand, or 0.02% (annualized) of average loans, for the first quarter 2019 and $1.4 million, or 0.25% (annualized) of average loans, for the second quarter 2018. Net charge-offs for the six months ended June 30, 2019 were $799 thousand, or 0.04% (annualized) of average loans, compared to net charge-offs for the six months ended June 30, 2018 of $1.1 million, or 0.06% (annualized) of average loans.

GAAP Reconciliation of Non-GAAP Financial Measures

Allegiance’s management uses certain non-GAAP financial measures to evaluate its performance. Please refer to the GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures on page 10 of this earnings release for a reconciliation of these non-GAAP financial measures.

Conference Call

As previously announced, Allegiance’s management team will host a conference call on Friday, July 26, 2019 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its second quarter 2019 results. Individuals and investment professionals may participate in the call by dialing (877) 279-2520. The conference ID number is 9254608.  Alternatively, a simultaneous audio-only webcast may be accessed via the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Upcoming Events. If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under News and Events, Event Calendar, Past Events.

Allegiance Bancshares, Inc.

As of June 30, 2019, Allegiance was a $4.79 billion asset Houston, Texas-based bank holding company. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to small to medium-sized businesses and individual customers in the Houston region. Allegiance’s super-community banking strategy was designed to foster strong customer relationships while benefiting from a platform and scale that is competitive with larger local and regional banks.  As of June 30, 2019, Allegiance Bank operated 27 full-service banking locations in the Houston region, which we define as the Houston-The Woodlands-Sugar Land and Beaumont-Port Arthur metropolitan statistical areas, with 26 bank offices and one loan production office in the Houston metropolitan area and one bank office location in Beaumont, just outside of the Houston metropolitan area. Visit www.allegiancebank.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This release may contain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, present expectations, estimates and projections about Allegiance and its subsidiaries. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “continues,” “anticipates,” “intends,” “projects,” “estimates,” “potential,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Forward-looking statements include information concerning Allegiance’s future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Allegiance’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Allegiance can: continue to develop and maintain new and existing customer and community relationships; successfully implement its growth strategy, including identifying suitable acquisition targets and integrating the businesses of acquired companies and banks; sustain its current internal growth rate; provide quality and competitive products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its performance objectives. These and various other risk factors are discussed in Allegiance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in other reports and statements Allegiance has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Financial Information, SEC Filings.  Any forward-looking statement made by Allegiance in this release speaks only as of the date on which it is made. Factors or events that could cause Allegiance’s actual results to differ may emerge from time to time, and it is not possible for Allegiance to predict all of them. Allegiance undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	2019		2018
	June 30	March 31	December 31	September 30	June 30
	(Dollars in thousands)
Cash and cash equivalents	$232,607	$258,843	$268,947	$191,468	$200,645
Available for sale securities	348,173	345,716	337,293	300,115	300,897

Total loans	3,857,963	3,806,161	3,708,306	2,440,926	2,358,675
Allowance for loan losses	(27,940)	(27,123)	(26,331)	(23,586)	(23,831)
Loans, net	3,830,023	3,779,038	3,681,975	2,417,340	2,334,844

Goodwill	223,642	223,642	223,125	39,389	39,389
Core deposit intangibles, net	24,231	25,409	26,587	2,688	2,883
Premises and equipment, net	59,690	60,327	41,717	18,970	19,049
Other real estate owned	6,294	1,152	630	1,801	1,710
Bank owned life insurance	26,794	26,639	26,480	22,838	22,701
Other assets	42,757	48,036	48,495	40,930	44,308
Total assets	$4,794,211	$4,768,802	$4,655,249	$3,035,539	$2,966,426

Noninterest-bearing deposits	$1,173,423	$1,181,920	$1,209,300	$789,705	$749,787
Interest-bearing deposits	2,687,217	2,598,141	2,453,236	1,644,086	1,563,999
Total deposits	3,860,640	3,780,061	3,662,536	2,433,791	2,313,786

Borrowed funds	146,998	201,995	225,493	211,569	275,569
Subordinated debt	49,019	48,959	48,899	48,839	48,779
Other liabilities	32,853	34,010	15,337	13,209	8,404
Total liabilities	4,089,510	4,065,025	3,952,265	2,707,408	2,646,538

Common stock	21,147	21,484	21,938	13,397	13,341
Capital surplus	541,979	556,184	571,803	221,762	220,665
Retained earnings	137,342	123,094	112,131	98,968	90,089
Accumulated other comprehensive income (loss)	4,233	3,015	(2,888)	(5,996)	(4,207)
Total shareholders’ equity	704,701	703,777	702,984	328,131	319,888
Total liabilities and equity	$4,794,211	$4,768,802	$4,655,249	$3,035,539	$2,966,426

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended					Year-to-Date
	2019		2018			2019	2018
	June 30	March 31	December 31	September 30	June 30	June 30	June 30
	(Dollars in thousands, except per share data)
INTEREST INCOME:
Loans, including fees	$56,016	$54,189	$53,272	$32,988	$31,846	$110,205	$61,963
Securities:
Taxable	1,837	982	844	636	646	2,819	1,245
Tax-exempt	692	1,290	1,445	1,447	1,451	1,982	2,910
Deposits in other financial institutions	401	688	742	265	250	1,089	466
Total interest income	58,946	57,149	56,303	35,336	34,193	116,095	66,584

INTEREST EXPENSE:
Demand, money market and savings deposits	4,513	3,728	3,367	1,248	887	8,241	1,863
Certificates and other time deposits	7,008	6,256	5,358	4,051	3,284	13,264	6,069
Borrowed funds	1,118	1,827	1,008	1,272	1,472	2,945	2,508
Subordinated debt	736	735	732	729	734	1,471	1,439
Total interest expense	13,375	12,546	10,465	7,300	6,377	25,921	11,879
NET INTEREST INCOME	45,571	44,603	45,838	28,036	27,816	90,174	54,705
Provision for loan losses	1,407	1,002	2,964	—	631	2,409	1,284
Net interest income after provision for loan losses	44,164	43,601	42,874	28,036	27,185	87,765	53,421

NONINTEREST INCOME:
Nonsufficient funds fees	139	162	190	175	214	301	390
Service charges on deposit accounts	365	325	363	177	106	690	329
Gain on sale of securities	846	—	—	—	—	846	—
Gain (loss) on sales of other real estate and repossessed assets	70	1	(429)	—	1	71	1
Bank owned life insurance	155	159	163	137	138	314	279
Rebate from correspondent bank	884	896	988	613	564	1,780	1,008
Other	1,386	1,746	1,059	826	782	3,132	1,444
Total noninterest income	3,845	3,289	2,334	1,928	1,805	7,134	3,451

NONINTEREST EXPENSE:
Salaries and employee benefits	19,415	19,684	18,167	12,965	12,778	39,099	25,572
Net occupancy and equipment	2,088	2,078	1,959	1,281	1,333	4,166	2,605
Depreciation	756	753	802	490	433	1,509	840
Data processing and software amortization	1,735	1,597	1,485	1,226	1,356	3,332	2,409
Professional fees	527	599	670	303	567	1,126	1,036
Regulatory assessments and FDIC insurance	802	728	776	505	494	1,530	1,028
Core deposit intangibles amortization	1,178	1,178	1,229	195	196	2,356	391
Communications	468	430	416	262	259	898	507
Advertising	617	704	704	351	340	1,321	670
Acquisition and merger-related expenses	153	1,173	840	196	625	1,326	625
Other	2,341	2,191	1,998	1,390	1,479	4,532	2,894
Total noninterest expense	30,080	31,115	29,046	19,164	19,860	61,195	38,577
INCOME BEFORE INCOME TAXES	17,929	15,775	16,162	10,800	9,130	33,704	18,295
Provision for income taxes	3,681	3,097	2,999	1,921	1,574	6,778	3,028
NET INCOME	$14,248	$12,678	$13,163	$8,879	$7,556	$26,926	$15,267

EARNINGS PER SHARE
Basic	$0.67	$0.58	$0.60	$0.66	$0.57	$1.25	$1.15
Diluted	$0.66	$0.58	$0.59	$0.65	$0.55	$1.24	$1.12

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended					Year-to-Date
	2019		2018			2019	2018
	June 30	March 31	December 31	September 30	June 30	June 30	June 30
	(Dollars and share amounts in thousands, except per share data)
Net income	$14,248	$12,678	$13,163	$8,879	$7,556	$26,926	$15,267

Earnings per share, basic	$0.67	$0.58	$0.60	$0.66	$0.57	$1.25	$1.15
Earnings per share, diluted	$0.66	$0.58	$0.59	$0.65	$0.55	$1.24	$1.12

Return on average assets(A)	1.19%	1.08%	1.12%	1.18%	1.03%	1.14%	1.06%
Return on average equity(A)	8.10%	7.27%	7.49%	10.80%	9.55%	7.69%	9.82%
Return on average tangible equity(A)(B)	12.52%	11.22%	11.66%	12.40%	11.02%	11.87%	11.36%
Tax equivalent net interest margin(C)	4.33%	4.31%	4.45%	4.10%	4.21%	4.32%	4.20%
Tax equivalent net interest margin-adjusted for acquisition accounting adjustments(D)	4.07%	4.03%	4.16%	4.10%	4.18%	4.05%	4.19%
Efficiency ratio(E)	61.93%	64.97%	60.30%	63.95%	67.05%	63.44%	66.33%

Capital Ratios
Allegiance Bancshares, Inc. (Consolidated)
Equity to assets	14.70%	14.76%	15.10%	10.81%	10.78%	14.70%	10.78%
Tangible equity to tangible assets(B)	10.05%	10.06%	10.29%	9.56%	9.49%	10.05%	9.49%
Estimated common equity tier 1 capital	11.34%	11.37%	11.76%	11.17%	10.59%	11.34%	10.59%
Estimated tier 1 risk-based capital	11.58%	11.61%	12.01%	11.53%	10.96%	11.58%	10.96%
Estimated total risk-based capital	13.27%	13.28%	13.70%	13.94%	13.41%	13.27%	13.41%
Estimated tier 1 leverage capital	10.17%	10.25%	10.61%	10.23%	9.78%	10.17%	9.78%
Allegiance Bank
Estimated common equity tier 1 capital	12.02%	11.67%	11.83%	11.24%	11.03%	12.02%	11.03%
Estimated tier 1 risk-based capital	12.02%	11.67%	11.83%	11.24%	11.03%	12.02%	11.03%
Estimated total risk-based capital	13.71%	13.34%	13.53%	13.65%	13.48%	13.71%	13.48%
Estimated tier 1 leverage capital	10.57%	10.31%	10.45%	9.98%	9.84%	10.57%	9.84%

Other Data
Weighted average shares:
Basic	21,257	21,733	21,908	13,371	13,327	21,494	13,294
Diluted	21,546	22,040	22,210	13,637	13,634	21,780	13,588
Period end shares outstanding	21,147	21,484	21,938	13,397	13,341	21,147	13,341
Book value per share	$33.32	$32.76	$32.04	$24.49	$23.98	$33.32	$23.98
Tangible book value per share(B)	$21.60	$21.17	$20.66	$21.35	$20.81	$21.60	$20.81
(A)	Interim periods annualized.
(B)	Refer to the calculation of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures on page 10 of this Earnings Release.
(C)	Net interest margin represents net interest income divided by average interest-earning assets.
(D)

Non-GAAP financial measure.  Excludes income recognized on acquisition accounting adjustments of $2.8 million, $3.0 million, $3.1 million, $0 and $147 thousand, respectively, for the three months ended and $5.7 million and $207 thousand, respectively, for the year-to-date.

(E)

Represents total noninterest expense divided by the sum of net interest income plus noninterest income, excluding net gains and losses on the sale of loans, securities and assets. Additionally, taxes and provision for loan losses are not part of this calculation.

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$3,819,687	$56,016	5.88%	$3,747,234	$54,189	5.86%	$2,312,725	$31,846	5.52%
Securities	350,004	2,529	2.90%	346,686	2,272	2.66%	315,198	2,097	2.67%
Deposits in other financial institutions and other	63,962	401	2.52%	118,749	688	2.35%	50,227	250	2.00%
Total interest-earning assets	4,233,653	$58,946	5.58%	4,212,669	$57,149	5.50%	2,678,150	$34,193	5.12%
Allowance for loan losses	(27,125)			(26,760)			(24,753)
Noninterest-earning assets	586,435			559,763			280,852
Total assets	$4,792,963			$4,745,672			$2,934,249

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$350,147	$1,152	1.32%	$338,193	$963	1.16%	$157,588	$208	0.53%
Money market and savings deposits	994,557	3,361	1.36%	880,138	2,765	1.27%	522,381	679	0.52%
Certificates and other time deposits	1,331,955	7,008	2.11%	1,302,958	6,256	1.95%	827,897	3,284	1.59%
Borrowed funds	155,969	1,118	2.87%	283,566	1,827	2.61%	311,185	1,472	1.90%
Subordinated debt	48,986	736	6.03%	48,925	735	6.09%	48,746	734	6.04%
Total interest-bearing liabilities	2,881,614	$13,375	1.86%	2,853,780	$12,546	1.78%	1,867,797	$6,377	1.37%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	1,173,662			1,167,172			741,266
Other liabilities	32,525			17,054			7,778
Total liabilities	4,087,801			4,038,006			2,616,841
Shareholders' equity	705,162			707,666			317,408
Total liabilities and shareholders' equity	$4,792,963			$4,745,672			$2,934,249

Net interest rate spread			3.72%			3.72%			3.75%

Net interest income and margin		$45,571	4.32%		$44,603	4.29%		$27,816	4.17%

Net interest income and tax equivalent net interest margin		$45,684	4.33%		$44,805	4.31%		$28,086	4.21%

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Six Months Ended June 30,
	2019			2018
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$3,783,662	$110,205	5.87%	$2,286,567	$61,963	5.46%
Securities	348,354	4,801	2.78%	313,990	4,155	2.67%
Deposits in other financial institutions	91,628	1,089	2.40%	50,063	466	1.88%
Total interest-earning assets	4,223,644	$116,095	5.54%	2,650,620	$66,584	5.07%
Allowance for loan losses	(26,944)			(24,353)
Noninterest-earning assets	572,748			276,664
Total assets	$4,769,448			$2,902,931

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$344,203	$2,115	1.24%	$194,774	$525	0.54%
Money market and savings deposits	937,664	6,126	1.32%	537,305	1,338	0.50%
Certificates and other time deposits	1,317,536	13,264	2.03%	814,196	6,069	1.50%
Borrowed funds	219,415	2,945	2.71%	280,967	2,508	1.80%
Subordinated debt	48,956	1,471	6.06%	48,716	1,439	5.96%
Total interest-bearing liabilities	2,867,774	$25,921	1.82%	1,875,958	$11,879	1.28%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	1,170,435			705,461
Other liabilities	24,832			8,014
Total liabilities	4,063,041			2,589,433
Shareholders' equity	706,407			313,498
Total liabilities and shareholders' equity	$4,769,448			$2,902,931

Net interest rate spread			3.72%			3.79%

Net interest income and margin		$90,174	4.31%		$54,705	4.16%

Net interest income and tax equivalent net interest margin		$90,489	4.32%		$55,260	4.20%

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended
	2019		2018
	June 30	March 31	December 31	September 30	June 30
	(Dollars in thousands)
Period-end Loan Portfolio:
Commercial and industrial	$694,516	$699,471	$702,037	$458,434	$452,307
Mortgage warehouse	46,171	36,742	48,274	48,876	51,552
Real estate:
Commercial real estate (including multi-family residential)	1,830,764	1,771,890	1,650,912	1,161,992	1,134,903
Commercial real estate construction and land development	368,108	396,162	430,128	298,916	270,965
1-4 family residential (including home equity)	690,961	658,261	649,311	344,342	330,053
Residential construction	183,991	201,314	186,411	117,740	109,962
Consumer and other	43,452	42,321	41,233	10,626	8,933
Total loans	$3,857,963	$3,806,161	$3,708,306	$2,440,926	$2,358,675

Asset Quality:
Nonaccrual loans	$31,382	$32,670	$32,953	$14,943	$12,137
Accruing loans 90 or more days past due	—	—	—	—	—
Total nonperforming loans	31,382	32,670	32,953	14,943	12,137
Other real estate	6,294	1,152	630	1,801	1,710
Other repossessed assets	—	—	—	205	740
Total nonperforming assets	$37,676	$33,822	$33,583	$16,949	$14,587

Net charge-offs	$590	$210	$219	$245	$1,428

Nonaccrual loans:
Commercial and industrial	$9,386	$11,221	$10,861	$6,258	$5,983
Mortgage warehouse	—	—	—	—	—
Real estate:
Commercial real estate (including multi-family residential)	18,218	17,531	17,776	5,006	4,917
Commercial real estate construction and land development	1,541	818	974	694	—
1-4 family residential (including home equity)	2,074	2,928	3,201	2,985	1,237
Residential construction	—	—	—	—	—
Consumer and other	163	172	141	—	—
Total nonaccrual loans	$31,382	$32,670	$32,953	$14,943	$12,137

Asset Quality Ratios:
Nonperforming assets to total assets	0.79%	0.71%	0.72%	0.56%	0.49%
Nonperforming loans to total loans	0.81%	0.86%	0.89%	0.61%	0.51%
Allowance for loan losses to nonperforming loans	89.03%	83.02%	79.90%	157.84%	196.35%
Allowance for loan losses to total loans	0.72%	0.71%	0.71%	0.97%	1.01%
Net charge-offs to average loans (annualized)	0.06%	0.02%	0.02%	0.04%	0.25%

Allegiance Bancshares, Inc.

GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures

(Unaudited)

Allegiance’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Allegiance believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance.  Allegiance believes that management and investors benefit from referring to these non-GAAP financial measures in assessing Allegiance’s performance and when planning, forecasting, analyzing and comparing past, present and future periods. Specifically, Allegiance reviews tangible book value per share, return on average tangible equity and the ratio of tangible equity to tangible assets for internal planning and forecasting purposes. Allegiance has included in this Earnings Release information relating to these non-GAAP financial measures for the applicable periods presented.  These non-GAAP measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Allegiance calculates the non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

	Three Months Ended					Year-to-Date
	2019		2018			2019	2018
	June 30	March 31	December 31	September 30	June 30	June 30	June 30
	(Dollars and share amounts in thousands, except per share data)
Total shareholders' equity	$704,701	$703,777	$702,984	$328,131	$319,888	$704,701	$319,888
Less: Goodwill and core deposit intangibles, net	247,873	249,051	249,712	42,077	42,272	247,873	42,272
Tangible shareholders’ equity	$456,828	$454,726	$453,272	$286,054	$277,616	$456,828	$277,616

Shares outstanding at end of period	21,147	21,484	21,938	13,397	13,341	21,147	13,341

Tangible book value per share	$21.60	$21.17	$20.66	$21.35	$20.81	$21.60	$20.81

Net income	$14,248	$12,678	$13,163	$8,879	$7,556	$26,926	$15,267

Average shareholders' equity	$705,162	$707,666	$697,303	$326,204	$317,408	$706,407	$313,498
Less: Average goodwill and core deposit intangibles, net	248,621	249,277	249,252	42,203	42,393	248,947	42,491
Average tangible shareholders’ equity	$456,541	$458,389	$448,051	$284,001	$275,015	$457,460	$271,007

Return on average tangible equity	12.52%	11.22%	11.66%	12.40%	11.02%	11.87%	11.36%

Total assets	$4,794,211	$4,768,802	$4,655,249	$3,035,539	$2,966,426	$4,794,211	$2,966,426
Less: Goodwill and core deposit intangibles, net	247,873	249,051	249,712	42,077	42,272	247,873	42,272
Tangible assets	$4,546,338	$4,519,751	$4,405,537	$2,993,462	$2,924,154	$4,546,338	$2,924,154

Tangible equity to tangible assets	10.05%	10.06%	10.29%	9.56%	9.49%	10.05%	9.49%